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                                                                                                              Exhibit 11
                                                      McDONALD'S CORPORATION
                                          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (Dollars and shares in millions, except per common share data)



                                                                                                  Quarters Ended
                                                                                                     March 31,
                                                                                                 1995        1994
                                                                                                 ----        ----
         Net Income (A)                                                                         $280.7      $243.4


         Preferred stock dividends (net of tax)                                                  (11.9)      (11.8)
                                                                                                -------     -------

         Net income available after preferred stock dividends                                    268.8       231.6


         Common stock dividends on assumed conversion of preferred stock                           0.4         0.3
                                                                                                -------     -------

         Net income available to common shareholders                                            $269.2      $231.9
                                                                                                =======     =======

         Weighted average number of common shares outstanding during the period (A)              694.3       707.5


         Additional shares related to potentially dilutive securities                             22.8        21.9
                                                                                                -------     -------

         Adjusted weighted average common shares                                                 717.1       729.4
                                                                                                =======     =======

         Fully diluted net income per common share                                              $ 0.38      $ 0.32
                                                                                                -------     -------


         ---------------------

          NOTES:

          (A)  Refer to Condensed consolidated statement of income on page 4 and to Financial comments -
               Net income per common share on page 6 of this report.

     /TABLE
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